Exhibit 99.1

MAA

Earnings Release

Supplemental Data | Second Quarter 2022

www.maac.com

6265
CLUBHOUSE

TABLE OF CONTENTS
Earnings Release	3
Financial Highlights	8
Consolidated Statements of Operations/Share and Unit Data	9
Consolidated Balance Sheets	10
Reconciliation of Non-GAAP Financial Measures	11
Non-GAAP Financial Measures	14
Other Key Definitions	15
Portfolio Statistics	S-1
Components of Net Operating Income/Components of Same Store Portfolio Property Operating Expenses	S-3
Multifamily Same Store Portfolio NOI Contribution Percentage	S-4
Multifamily Same Store Portfolio Comparisons	S-5
Multifamily Development Pipeline/Multifamily Lease-up Communities/Multifamily Interior Redevelopment Pipeline	S-8
2022 Acquisition Activity (Through June 30, 2022)/2022 Disposition Activity (Through June 30, 2022)	S-9
Debt and Debt Covenants as of June 30, 2022	S-9
2022 Guidance/Reconciliation of Net Income per Diluted Common Share to Core FFO and Core AFFO per Share for 2022 Guidance	S-11
Credit Ratings/Common Stock/Investor Relations Data	S-12

EARNINGS RELEASE

MAA REPORTS SECOND QUARTER 2022 RESULTS

GERMANTOWN, TN, July 27, 2022/PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA (NYSE: MAA), today announced operating results for the quarter ended June 30, 2022.

Second Quarter 2022 Operating Results	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Earnings per common share - diluted	$1.82	$1.88	$2.76	$2.28

Funds from operations (FFO) per Share - diluted	$1.82	$1.84	$3.89	$3.34

Core FFO per Share - diluted	$2.02	$1.69	$4.00	$3.33

A reconciliation of FFO and Core FFO to Net income available for MAA common shareholders, and an expanded discussion of the components of FFO and Core FFO, can be found later in this release. FFO per Share – diluted and Core FFO per Share – diluted include diluted common shares and units.

Eric Bolton, Chairman and Chief Executive Officer, said, “Leasing conditions across our Sunbelt markets remain robust as strong job growth, positive migration trends and the higher cost of single-family homeownership fuels a growing demand for apartment housing. Results for the second quarter were ahead of expectations, and we have again increased our outlook for growth in Core FFO performance for the year.”

Highlights

•
During the second quarter of 2022, MAA's Same Store Portfolio produced increases in property revenues, operating expenses and Net Operating Income (NOI) of 13.7%, 8.1% and 17.1%, respectively, as compared to the same period in the prior year.
•
As of the end of the second quarter of 2022, MAA had five communities under development, representing 1,759 units once complete, with a projected total cost of $444.0 million and an estimated $213.6 million remaining to be funded.
•
As of the end of the second quarter of 2022, MAA had four recently completed development communities in initial lease-up. Two communities are expected to stabilize in the third quarter of 2022 and two in the first quarter of 2023.
•
MAA completed redevelopment of 1,844 apartment homes during the second quarter of 2022, capturing average rental rate increases of approximately 11% above non-renovated units.
•
MAA closed on the disposition of two multifamily communities in the Fort Worth, Texas market for combined gross proceeds of approximately $167 million during the second quarter of 2022.
•
During the second quarter of 2022, MAA closed on the acquisition of a four acre land parcel located in the Orlando, Florida market for future development expected to begin in late 2023.
•
Subsequent to the end of the second quarter of 2022, MAA acquired a 196-unit multifamily community located in the Tampa, Florida market and a six acre land parcel in the Denver, Colorado market for future development expected to begin in late 2023.
•
During the second quarter of 2022, Fitch Ratings upgraded MAA’s long-term debt rating to A- with a Stable outlook.
•
Subsequent to the end of the second quarter of 2022, MAALP amended its unsecured revolving credit facility increasing borrowing capacity to $1.25 billion with an option to expand to $2.0 billion. MAALP refers to Mid-America Apartments, L.P., which is MAA’s operating partnership.

Same Store Portfolio Operating Results

To ensure comparable reporting with prior periods, the Same Store Portfolio includes properties that were owned by MAA and stabilized at the beginning of the previous year.

Same Store Portfolio results for the three and six months ended June 30, 2022 as compared to the same periods in the prior year are summarized below:

	Three months ended June 30, 2022 vs. 2021				Six months ended June 30, 2022 vs. 2021
	Revenues	Expenses	NOI	Average Effective Rent per Unit	Revenues	Expenses	NOI	Average Effective Rent per Unit
Same Store Operating Growth	13.7%	8.1%	17.1%	14.3%	12.9%	6.2%	17.0%	13.3%

A reconciliation of NOI, including Same Store NOI, to Net income available for MAA common shareholders, and an expanded discussion of the components of NOI, can be found later in this release.

Same Store Portfolio operating statistics for the three and six months ended June 30, 2022 are summarized below:

	Three months ended June 30, 2022		Six months ended June 30, 2022		June 30, 2022
	Average Effective Rent per Unit	Average Physical Occupancy	Average Effective Rent per Unit	Average Physical Occupancy	Resident Turnover
Same Store Operating Statistics	$1,529	95.7%	$1,499	95.8%	44.9%

Same Store Portfolio lease pricing for leases effective during the second quarter of 2022, as compared to the prior lease, increased 18.0% for leases to new move-in residents and increased 16.5% for renewing leases, which produced an increase of 17.2% for both new and renewing leases on a blended basis. The rent-to-resident-income relationship for new leases signed during the second quarter of 2022 remained consistent with recent trends in the range of 22%.

Same Store Portfolio lease pricing for leases effective during the six months ended June 30, 2022, as compared to the prior lease, increased 17.3% for leases to new move-in residents and increased 16.9% for renewing leases, which produced an increase of 17.1% for both new and renewing leases on a blended basis.

Additionally, through July 25, 2022, Same Store Portfolio lease pricing for leases effective during July 2022, as compared to the prior lease, increased 17.9% for leases to new move-in residents and increased 15.4% for renewing leases, which produced an increase of 16.6% for both new and renewing leases on a blended basis.

Development and Lease-up Activity

A summary of MAA’s development communities under construction as of the end of the second quarter of 2022 is set forth below (dollars in thousands):

	Units as of			Development Costs as of			Expected Project
Total	June 30, 2022			June 30, 2022			Completions By Year
Development				Expected	Spend	Expected
Projects	Total	Delivered	Leased	Total	to Date	Remaining	2022	2023	2024
5	1,759	148	144	$444,000	$230,428	$213,572	1	3	1

The expected average stabilized NOI yield on these communities is 5.7%. During the second quarter of 2022, MAA funded $53.9 million of costs for current and completed projects, including predevelopment activities related to land parcels located in the Denver, Colorado market, the Tampa, Florida market and the Orlando, Florida market.

A summary of the total units, cost and the average physical occupancy of MAA’s lease-up communities as of the end of the second quarter of 2022 is set forth below (dollars in thousands):

Total	As of June 30, 2022			Expected Project Stabilizations By Year
Lease-Up	Total	Physical	Spend
Projects	Units	Occupancy	to Date	2022	2023
4	1,247	81.5%	$297,078	2	2

Property Redevelopment and Repositioning Activity

A summary of MAA’s interior redevelopment program and Smart Home technology initiative as of the end of the second quarter of 2022 is set forth below:

	As of June 30, 2022
			Average	Increase in		Remaining Units
	Units Completed	Units Completed	Cost	Average Effective		Expected to be Completed
	QTD	YTD	per Unit	Rent per Unit		Through December 31, 2022
Redevelopment	1,844	2,942	$5,364	$142		3,100 - 4,100

Smart Home	9,438	20,456	$1,491	$25	(1)	2,550 - 3,550
(1)
Projected increase upon lease renewal, opt in or unit turnover.

As of June 30, 2022, MAA had completed installation of the Smart Home technology (unit entry locks, mobile control of lights and thermostat and leak monitoring) in over 67,000 units across its apartment community portfolio since the initiative began during the first quarter of 2019.

During the second quarter of 2022, MAA continued its property repositioning program to upgrade and reposition the amenity and common areas at select apartment communities. The program includes targeted plans to move all units at the properties to higher rents that are expected to deliver yields on cost averaging 8%. During the six months ended June 30, 2022, work continued on properties selected for this program in 2021. For the six months ended June 30, 2022, MAA spent $8.0 million on this program.

Acquisition and Disposition Activity

In June 2022, MAA closed on the disposition of two multifamily communities in the Fort Worth, Texas market totaling 730 units. MAA received combined gross proceeds of approximately $167 million and recognized a combined gain on the sale of depreciable real estate assets of approximately $132 million.

During the second quarter of 2022, MAA closed on the acquisition of a four acre land parcel located in the Orlando, Florida market for approximately $12 million. MAA expects to begin multifamily development projects on four to six land parcels currently owned or under contract over the next 18 to 24 months.

In July 2022, MAA acquired a 196-unit multifamily community located in the Tampa, Florida market for approximately $73 million. At the time of acquisition, the community's physical occupancy was 89.8%. During July 2022, MAA also acquired a six acre land parcel in the Denver, Colorado market for future development.

Capital Expenditures

A summary of MAA’s capital expenditures and Funds Available for Distribution (FAD) for the three and six months ended June 30, 2022 and 2021 is set forth below (dollars in millions, except per Share data):

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Core FFO	$239.9	$199.7	$474.0	$394.2
Recurring capital expenditures	(31.0)	(22.8)	(45.6)	(35.4)
Core adjusted FFO (Core AFFO)	208.9	176.9	428.4	358.8
Redevelopment, revenue enhancing, commercial and other capital expenditures	(63.7)	(44.7)	(87.2)	(79.2)
FAD	$145.2	$132.2	$341.2	$279.6

Core FFO per Share - diluted	$2.02	$1.69	$4.00	$3.33
Core AFFO per Share - diluted	$1.76	$1.49	$3.61	$3.03

A reconciliation of FFO, Core FFO, Core AFFO and FAD to Net income available for MAA common shareholders, and an expanded discussion of the components of FFO, Core FFO, Core AFFO and FAD can be found later in this release.

Balance Sheet and Financing Activities

As of June 30, 2022, MAA had $1.1 billion of combined cash and available capacity under MAALP’s unsecured revolving credit facility.

In July 2022, MAALP amended its unsecured revolving credit facility, increasing borrowing capacity to $1.25 billion with an option to expand to $2.0 billion. The amended facility has a maturity date of October 2026 with two six-month extension options, and bears interest at an adjusted Secured Overnight Financing Rate plus a spread based on an investment ratings grid, currently at 0.775%.

Dividends and distributions paid on shares of common stock and noncontrolling interests during the second quarter of 2022 were $129.0 million, as compared to $121.5 million for the same period in the prior year.

Balance sheet highlights as of June 30, 2022 are summarized below (dollars in billions):

Total debt to adjusted total assets (1)	Net Debt/Adjusted EBITDAre (2)	Total debt outstanding	Average effective interest rate	Fixed rate debt as a % of total debt	Total debt average years to maturity
29.4%	3.97x	$4.5	3.4%	100.0%	8.2
(1)
As defined in the covenants for the bonds issued by MAALP.
(2)
Adjusted EBITDAre is calculated for the trailing twelve month period ended June 30, 2022.

A reconciliation of Net Debt to Unsecured notes payable and Secured notes payable and a reconciliation of Adjusted EBITDAre to Net income, along with an expanded discussion of the components of Net Debt and Adjusted EBITDAre can be found later in this release.

114th Consecutive Quarterly Common Dividend Declared

MAA declared its 114th consecutive quarterly common dividend, which will be paid on July 29, 2022 to holders of record on July 15, 2022. The current annual dividend rate is $5.00 per common share, an increase of 15% from the immediately prior rate. The timing and amount of future dividends will depend on actual cash flows from operations, MAA’s financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986 and other factors as MAA’s Board of Directors deems relevant. MAA’s Board of Directors may modify the dividend policy from time to time.

2022 Earnings and Same Store Portfolio Guidance

MAA is updating its prior 2022 guidance for Net income per diluted common share, Core FFO per Share and Core AFFO per Share, along with its expectations for growth of Property revenue, Property operating expense and NOI for the Same Store Portfolio in 2022. MAA expects to update its 2022 Net income per diluted common share, Core FFO per Share and Core AFFO per Share guidance on a quarterly basis.

FFO, Core FFO and Core AFFO are non-GAAP financial measures. Acquisition and disposition activity materially affects depreciation and capital gains or losses, which combined, generally represent the majority of the difference between Net income available for common shareholders and FFO. As discussed in the definitions of non-GAAP financial measures found later in this release, MAA’s definition of FFO is in accordance with the National Association of Real Estate Investment Trusts’, or NAREIT’s, definition, and Core FFO represents FFO further adjusted for items that are not considered part of MAA’s core business operations. MAA believes that Core FFO is helpful in understanding operating performance in that Core FFO excludes not only depreciation expense of real estate assets and certain other non-routine items, but it also excludes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

2022 Guidance	Previous Range	Previous Midpoint	Revised Range	Revised Midpoint
Earnings:	Full Year 2022	Full Year 2022	Full Year 2022	Full Year 2022
Earnings per common share - diluted	$5.96 to $6.28	$6.12	$5.65 to $5.89	$5.77
Core FFO per Share - diluted	$7.92 to $8.24	$8.08	$8.13 to $8.37	$8.25
Core AFFO per Share - diluted	$7.14 to $7.46	$7.30	$7.34 to $7.58	$7.46

MAA Same Store Portfolio:
Property revenue growth	10.0% to 12.0%	11.0%	11.5% to 12.5%	12.0%
Property operating expense growth	5.5% to 6.5%	6.0%	6.5% to 7.5%	7.0%
NOI growth	12.5% to 14.5%	13.5%	14.0% to 16.0%	15.0%

MAA expects Core FFO for the third quarter of 2022 to be in the range of $1.99 to $2.15 per Share, or $2.07 per Share at the midpoint. MAA does not forecast Net income per diluted common share on a quarterly basis as MAA generally cannot predict the timing of forecasted acquisition and disposition activity within a particular quarter (rather than during the course of the full year). Additional details and guidance items are provided in the Supplemental Data to this release.

Supplemental Material and Conference Call

Supplemental data to this release can be found on the “For Investors” page of the MAA website at www.maac.com. MAA will host a conference call to further discuss second quarter results on July 28, 2022, at 9:00 AM Central Time. The conference call-in number is 877-830-2598. You may also join the live webcast of the conference call by accessing the “For Investors” page of the MAA website at www.maac.com. MAA’s filings with the Securities and Exchange Commission (SEC) are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA

MAA, an S&P 500 company, is a real estate investment trust (REIT) focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities primarily in the Southeast, Southwest and Mid-Atlantic regions of the United States. As of June 30, 2022, MAA had ownership interest in 101,229 apartment units, including communities currently in development, across 16 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6815 Poplar Ave., Suite 500, Germantown, TN 38138, Attn: Investor Relations.

Forward-Looking Statements

Sections of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements regarding expected operating performance and results, property stabilizations, property acquisition and disposition activity, joint venture activity, development and renovation activity and other capital expenditures, and capital raising and financing activity, as well as lease pricing, revenue and expense growth, occupancy, interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “forecasts,” “projects,” “assumes,” “will,” “may,” “could,” “should,” “budget,” “target,” “outlook,” “proforma,” “opportunity,” “guidance” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, as described below, which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements:

•
the COVID-19 pandemic and measures taken or that may be taken by federal, state and local governmental authorities to combat the spread of the disease;
•
inability to generate sufficient cash flows due to unfavorable economic and market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
•
exposure to risks inherent in investments in a single industry and sector;
•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase or collect rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;
•
failure of development communities to be completed within budget and on a timely basis, if at all, to lease-up as anticipated or to achieve anticipated results;
•
unexpected capital needs;

•
material changes in operating costs, including real estate taxes, utilities and insurance costs, due to inflation and other factors;
•
inability to obtain appropriate insurance coverage at reasonable rates, or at all, or losses from catastrophes in excess of our insurance coverage;
•
ability to obtain financing at favorable rates, if at all, or refinance existing debt as it matures;
•
level and volatility of interest or capitalization rates or capital market conditions;
•
the effect of any rating agency actions on the cost and availability of new debt financing;
•
significant change in the mortgage financing market or other factors that would cause single-family housing or other alternative housing options, either as an owned or rental product, to become a more significant competitive product;
•
ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of MAALP to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;
•
inability to attract and retain qualified personnel;
•
cyber liability or potential liability for breaches of our or our service providers’ information technology systems, or business operations disruptions;
•
potential liability for environmental contamination;
•
changes in the legal requirements we are subject to, or the imposition of new legal requirements, that adversely affect our operations;
•
extreme weather, natural disasters, disease outbreaks and other public health events;
•
impact of climate change on our properties or operations;
•
legal proceedings or class action lawsuits;
•
impact of reputational harm caused by negative press or social media postings of our actions or policies, whether or not warranted;
•
compliance costs associated with numerous federal, state and local laws and regulations; and
•
other risks identified in this release and in reports we file with the SEC or in other documents that we publicly disseminate.

New factors may also emerge from time to time that could have a material adverse effect on our business. Except as required by law, we undertake no obligation to publicly update or revise forward-looking statements contained in this release to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS

Dollars in thousands, except per share data	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Rental and other property revenues	$495,040	$436,927	$971,118	$861,932

Net income available for MAA common shareholders	$209,780	$215,556	$319,660	$261,827

Total NOI (1)	$313,363	$268,166	$620,021	$530,703

Earnings per common share: (2)
Basic	$1.82	$1.88	$2.77	$2.29
Diluted	$1.82	$1.88	$2.76	$2.28

Funds from operations per Share - diluted: (2)
FFO (1)	$1.82	$1.84	$3.89	$3.34
Core FFO (1)	$2.02	$1.69	$4.00	$3.33
Core AFFO (1)	$1.76	$1.49	$3.61	$3.03

Dividends declared per common share	$1.2500	$1.0250	$2.3375	$2.0500

Dividends/Core FFO (diluted) payout ratio	61.9%	60.7%	58.4%	61.6%
Dividends/Core AFFO (diluted) payout ratio	71.0%	68.8%	64.8%	67.7%

Consolidated interest expense	$38,905	$38,867	$78,026	$78,539
Mark-to-market debt adjustment	(35)	(83)	(71)	(166)
Debt discount and debt issuance cost amortization	(1,474)	(1,248)	(2,947)	(2,508)
Capitalized interest	2,057	2,783	3,893	5,333
Total interest incurred	$39,453	$40,319	$78,901	$81,198

Amortization of principal on notes payable	$348	$329	$691	$844
(1)
A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) NOI to Net income available for MAA common shareholders; and (ii) FFO, Core FFO and Core AFFO to Net income available for MAA common shareholders.
(2)
See the “Share and Unit Data” section for additional information.

Dollars in thousands, except share price
	June 30, 2022	December 31, 2021
Gross Assets (1)	$15,370,095	$15,133,343
Gross Real Estate Assets (1)	$15,145,586	$14,865,818
Total debt	$4,518,314	$4,516,690
Common shares and units outstanding	118,641,209	118,542,994
Share price	$174.67	$229.44
Book equity value	$6,190,519	$6,184,092
Market equity value	$20,723,060	$27,198,505
Net Debt/Adjusted EBITDAre (2)	3.97x	4.34x
(1)
A reconciliation of Gross Assets to Total assets and Gross Real Estate Assets to Real estate assets, net, along with an expanded discussion of their components, can be found later in this release.
(2)
Adjusted EBITDAre is calculated for the trailing twelve month period for each date presented. A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) Net Debt to Unsecured notes payable and Secured notes payable; and (ii) EBITDA, EBITDAre and Adjusted EBITDAre to Net income.

CONSOLIDATED STATEMENTS OF OPERATIONS

Dollars in thousands, except per share data (Unaudited)	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Revenues:
Rental and other property revenues	$495,040	$436,927	$971,118	$861,932
Expenses:
Operating expenses, excluding real estate taxes and insurance	110,007	101,751	211,124	197,712
Real estate taxes and insurance	71,670	67,010	139,973	133,517
Depreciation and amortization	134,144	131,824	267,882	263,327
Total property operating expenses	315,821	300,585	618,979	594,556
Property management expenses	15,630	13,752	32,167	26,691
General and administrative expenses	15,580	13,114	31,903	26,093
Interest expense	38,905	38,867	78,026	78,539
Gain on sale of depreciable real estate assets	(131,965)	(134,828)	(131,964)	(134,828)
Gain on sale of non-depreciable real estate assets	(355)	(32)	(378)	(32)
Other non-operating expense (income)	28,325	(20,126)	17,530	(4,213)
Income before income tax expense	213,099	225,595	324,855	275,126
Income tax benefit (expense)	3,052	(2,045)	4,494	(3,044)
Income from continuing operations before real estate joint venture activity	216,151	223,550	329,349	272,082
Income from real estate joint venture	409	325	788	657
Net income	216,560	223,875	330,137	272,739
Net income attributable to noncontrolling interests	5,858	7,397	8,633	9,068
Net income available for shareholders	210,702	216,478	321,504	263,671
Dividends to MAA Series I preferred shareholders	922	922	1,844	1,844
Net income available for MAA common shareholders	$209,780	$215,556	$319,660	$261,827

Earnings per common share - basic:
Net income available for common shareholders	$1.82	$1.88	$2.77	$2.29

Earnings per common share - diluted:
Net income available for common shareholders	$1.82	$1.88	$2.76	$2.28

SHARE AND UNIT DATA

Shares and units in thousands	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net Income Shares (1)
Weighted average common shares - basic	115,353	114,494	115,306	114,379
Effect of dilutive securities	203	318	336	311
Weighted average common shares - diluted	115,556	114,812	115,642	114,690
Funds From Operations Shares And Units
Weighted average common shares and units - basic	118,555	118,411	118,509	118,365
Weighted average common shares and units - diluted	118,638	118,536	118,654	118,496
Period End Shares And Units
Common shares at June 30,	115,439	114,920	115,439	114,920
Operating Partnership units at June 30,	3,202	3,619	3,202	3,619
Total common shares and units at June 30,	118,641	118,539	118,641	118,539
(1)
For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to Condensed Consolidated Financial Statements in MAA’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2022, expected to be filed with the SEC on or about July 28, 2022.

CONSOLIDATED BALANCE SHEETS

Dollars in thousands (Unaudited)
	June 30, 2022	December 31, 2021
Assets
Real estate assets:
Land	$1,971,660	$1,977,813
Buildings and improvements and other	12,613,378	12,454,439
Development and capital improvements in progress	267,691	247,970
	14,852,729	14,680,222
Less: Accumulated depreciation	(4,089,694)	(3,848,161)
	10,763,035	10,832,061
Undeveloped land	41,298	24,015
Investment in real estate joint venture	42,476	42,827
Real estate assets, net	10,846,809	10,898,903

Cash and cash equivalents	60,568	54,302
Restricted cash	161,134	76,296
Other assets	211,890	255,681
Total assets	$11,280,401	$11,285,182

Liabilities and equity
Liabilities:
Unsecured notes payable	$4,153,650	$4,151,375
Secured notes payable	364,664	365,315
Accrued expenses and other liabilities	571,568	584,400
Total liabilities	5,089,882	5,101,090

Redeemable common stock	22,403	30,185

Shareholders’ equity:
Preferred stock	9	9
Common stock	1,152	1,151
Additional paid-in capital	7,191,920	7,230,956
Accumulated distributions in excess of net income	(1,199,216)	(1,255,807)
Accumulated other comprehensive loss	(10,591)	(11,132)
Total MAA shareholders’ equity	5,983,274	5,965,177
Noncontrolling interests - Operating Partnership units	165,062	165,116
Total Company’s shareholders’ equity	6,148,336	6,130,293
Noncontrolling interests - consolidated real estate entities	19,780	23,614
Total equity	6,168,116	6,153,907
Total liabilities and equity	$11,280,401	$11,285,182

RECONCILIATION OF FFO, CORE FFO, CORE AFFO AND FAD TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Amounts in thousands, except per share and unit data	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net income available for MAA common shareholders	$209,780	$215,556	$319,660	$261,827
Depreciation and amortization of real estate assets	132,333	130,031	264,343	259,783
Gain on sale of depreciable real estate assets	(131,965)	(134,828)	(131,964)	(134,828)
Depreciation and amortization of real estate assets of real estate joint venture	156	154	310	309
Net income attributable to noncontrolling interests	5,858	7,397	8,633	9,068
FFO attributable to the Company	216,162	218,310	460,982	396,159
Loss (gain) on embedded derivative in preferred shares (1)	21,835	(13,168)	9,939	1,940
Gain on sale of non-depreciable real estate assets	(355)	(32)	(378)	(32)
Loss (gain) on investments, net of tax (1)(2)	16,489	(4,962)	24,566	(6,246)
Net casualty (gain) loss and other settlement proceeds (3)	(14,413)	(595)	(22,125)	1,760
Loss on debt extinguishment (1)	—	—	—	37
Legal costs and settlements, net (1)	(2)	—	535	(16)
COVID-19 related costs (1)	105	109	442	419
Mark-to-market debt adjustment (4)	35	83	71	166
Core FFO	239,856	199,745	474,032	394,187
Recurring capital expenditures	(30,957)	(22,847)	(45,674)	(35,432)
Core AFFO	208,899	176,898	428,358	358,755
Redevelopment capital expenditures	(42,393)	(26,148)	(53,507)	(48,880)
Revenue enhancing capital expenditures	(14,172)	(10,907)	(22,928)	(18,086)
Commercial capital expenditures	(1,106)	(372)	(2,027)	(1,426)
Other capital expenditures (5)	(6,010)	(7,307)	(8,713)	(10,748)
FAD	$145,218	$132,164	$341,183	$279,615

Dividends and distributions paid	$129,009	$121,492	$257,925	$242,893

Weighted average common shares - diluted	115,556	114,812	115,642	114,690
FFO weighted average common shares and units - diluted	118,638	118,536	118,654	118,496

Earnings per common share - diluted:
Net income available for common shareholders	$1.82	$1.88	$2.76	$2.28

FFO per Share - diluted	$1.82	$1.84	$3.89	$3.34
Core FFO per Share - diluted	$2.02	$1.69	$4.00	$3.33
Core AFFO per Share - diluted	$1.76	$1.49	$3.61	$3.03
(1)
Included in Other non-operating expense (income) in the Consolidated Statements of Operations.
(2)
For the three and six months ended June 30, 2022, loss (gain) on investments are presented net of tax benefit of $4.4 million and $6.5 million, respectively. For the three and six months ended June 30, 2021, loss (gain) on investments are presented net of tax expense of $1.3 million and $1.7 million, respectively.
(3)
For the three and six months ended June 30, 2022, MAA recognized a gain of $12.8 million and $20.4 million, respectively, from the receipt of insurance proceeds that exceeded its casualty losses related to winter storm Uri. The gain was reflected in Other non-operating expense (income) in the Consolidated Statements of Operations. For the three and six months ended June 30, 2021, MAA incurred casualty losses of $20.4 million and $37.3 million, respectively related to winter storm Uri (primarily building repairs, landscaping and asset write-offs). The majority of the casualty losses have been reimbursed through insurance coverage. A receivable was recognized in Other non-operating expense (income) for the recorded losses that MAA expected to recover. Additional costs related to the storm that were not expected to be recovered through insurance coverage, along with other unrelated casualty losses and recoveries, are also reflected in this adjustment. The adjustment is primarily included in Other non-operating expense (income).
(4)
Included in Interest expense in the Consolidated Statements of Operations.
(5)
For the three and six months ended June 30, 2021, $11.1 million and $13.4 million, respectively, of reconstruction-related capital expenditures relating to winter storm Uri are excluded from other capital expenditures. The majority of the storm costs have been reimbursed through insurance coverage.

RECONCILIATION OF NET OPERATING INCOME TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Dollars in thousands	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net Operating Income
Same Store NOI	$300,238	$294,642	$256,325	$594,880	$508,265
Non-Same Store and Other NOI	13,125	12,016	11,841	25,141	22,438
Total NOI	313,363	306,658	268,166	620,021	530,703
Depreciation and amortization	(134,144)	(133,738)	(131,824)	(267,882)	(263,327)
Property management expenses	(15,630)	(16,537)	(13,752)	(32,167)	(26,691)
General and administrative expenses	(15,580)	(16,323)	(13,114)	(31,903)	(26,093)
Interest expense	(38,905)	(39,121)	(38,867)	(78,026)	(78,539)
Gain (loss) on sale of depreciable real estate assets	131,965	(1)	134,828	131,964	134,828
Gain on sale of non-depreciable real estate assets	355	23	32	378	32
Other non-operating (expense) income	(28,325)	10,795	20,126	(17,530)	4,213
Income tax benefit (expense)	3,052	1,442	(2,045)	4,494	(3,044)
Income from real estate joint venture	409	379	325	788	657
Net income attributable to noncontrolling interests	(5,858)	(2,775)	(7,397)	(8,633)	(9,068)
Dividends to MAA Series I preferred shareholders	(922)	(922)	(922)	(1,844)	(1,844)
Net income available for MAA common shareholders	$209,780	$109,880	$215,556	$319,660	$261,827

RECONCILIATION OF EBITDA, EBITDAre AND ADJUSTED EBITDAre TO NET INCOME

Dollars in thousands	Three Months Ended		Twelve Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	December 31, 2021
Net income	$216,560	$223,875	$608,100	$550,702
Depreciation and amortization	134,144	131,824	537,988	533,433
Interest expense	38,905	38,867	156,368	156,881
Income tax (benefit) expense	(3,052)	2,045	6,099	13,637
EBITDA	386,557	396,611	1,308,555	1,254,653
Gain on sale of depreciable real estate assets	(131,965)	(134,828)	(217,564)	(220,428)
Adjustments to reflect the Company’s share of EBITDAre of unconsolidated affiliates	340	338	1,353	1,352
EBITDAre	254,932	262,121	1,092,344	1,035,577
Loss (gain) on embedded derivative in preferred shares (1)	21,835	(13,168)	12,559	4,560
Gain on sale of non-depreciable real estate assets	(355)	(32)	(1,157)	(811)
Loss (gain) on investments, net of tax (1)(2)	16,489	(4,962)	(10,063)	(40,875)
Net casualty (gain) loss and other settlement proceeds (3)	(14,413)	(595)	(22,361)	1,524
Loss on debt extinguishment (1)	—	—	13,354	13,391
Legal costs and settlements, net (1)	(2)	—	(1,616)	(2,167)
COVID-19 related costs (1)	105	109	1,324	1,301
Mark-to-market debt adjustment (4)	35	83	175	270
Adjusted EBITDAre	$278,626	$243,556	$1,084,559	$1,012,770
(1)
Included in Other non-operating expense (income) in the Consolidated Statements of Operations.
(2)
For the three months ended June 30, 2022, loss (gain) on investments are presented net of tax benefit of $4.4 million. For the three months ended June 30, 2021 and the twelve months ended June 30, 2022 and December 31, 2021, loss (gain) on investments are presented net of tax expense of $1.3 million, $2.7 million and $10.8 million, respectively.
(3)
For the three and twelve months ended June 30, 2022, MAA recognized a gain of $12.8 million and $20.4 million from the receipt of insurance proceeds that exceeded its casualty losses related to winter storm Uri. The gain was reflected in Other non-operating expense (income) in the Consolidated Statements of Operations. During the three months ended June 30, 2021 and the twelve months ended June 30, 2022 and December 31, 2021, MAA incurred casualty losses related to winter storm Uri. The majority of the casualty losses have been reimbursed through insurance coverage. A receivable was recognized in Other non-operating expense (income) for the recorded losses that MAA expected to recover. Additional costs related to the storm that were not expected to be recovered through insurance coverage, along with other unrelated casualty losses and recoveries, are also reflected in this adjustment. The adjustment is primarily included in Other non-operating expense (income).
(4)
Included in Interest expense in the Consolidated Statements of Operations.

RECONCILIATION OF NET DEBT TO UNSECURED NOTES PAYABLE AND SECURED NOTES PAYABLE

Dollars in thousands
	June 30, 2022	December 31, 2021
Unsecured notes payable	$4,153,650	$4,151,375
Secured notes payable	364,664	365,315
Total debt	4,518,314	4,516,690
Cash and cash equivalents	(60,568)	(54,302)
1031(b) exchange proceeds included in Restricted cash (1)	(148,515)	(64,452)
Net Debt	$4,309,231	$4,397,936
(1)
Included in Restricted cash in the Consolidated Balance Sheets.

RECONCILIATION OF GROSS ASSETS TO TOTAL ASSETS

Dollars in thousands
	June 30, 2022	December 31, 2021
Total assets	$11,280,401	$11,285,182
Accumulated depreciation	4,089,694	3,848,161
Gross Assets	$15,370,095	$15,133,343

RECONCILIATION OF GROSS REAL ESTATE ASSETS TO REAL ESTATE ASSETS, NET

Dollars in thousands
	June 30, 2022	December 31, 2021
Real estate assets, net	$10,846,809	$10,898,903
Accumulated depreciation	4,089,694	3,848,161
Cash and cash equivalents	60,568	54,302
1031(b) exchange proceeds included in Restricted cash (1)	148,515	64,452
Gross Real Estate Assets	$15,145,586	$14,865,818
(1)
Included in Restricted cash in the Consolidated Balance Sheets.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAre

For purposes of calculations in this release, Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or Adjusted EBITDAre, represents EBITDAre further adjusted for items that are not considered part of MAA’s core operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares, gain or loss on sale of non-depreciable assets, gain or loss on investments, net casualty gain or loss, gain or loss on debt extinguishment, legal costs and settlements, net, COVID-19 related costs and mark-to-market debt adjustments. As an owner and operator of real estate, MAA considers Adjusted EBITDAre to be an important measure of performance from core operations because Adjusted EBITDAre does not include various income and expense items that are not indicative of operating performance. MAA’s computation of Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Adjusted EBITDAre. Adjusted EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Core Adjusted Funds from Operations (Core AFFO)

Core AFFO is composed of Core FFO less recurring capital expenditures. Core AFFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. As an owner and operator of real estate, MAA considers Core AFFO to be an important measure of performance from operations because Core AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Core Funds from Operations (Core FFO)

Core FFO represents FFO as adjusted for items that are not considered part of MAA’s core business operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares, gain or loss on sale of non-depreciable assets, gain or loss on investments, net casualty gain or loss, gain or loss on debt extinguishment, legal costs and settlements, net, COVID-19 related costs and mark-to-market debt adjustments. While MAA's definition of Core FFO may be similar to others in the industry, MAA’s methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that Core FFO is helpful in understanding its core operating performance between periods in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

EBITDA

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income plus depreciation and amortization, interest expense, and income taxes. As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA does not include various expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to Net income as an indicator of operating performance.

EBITDAre

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or EBITDAre, is composed of EBITDA further adjusted for the gain or loss on sale of depreciable asset sales and plus adjustments to reflect MAA’s share of EBITDAre of unconsolidated affiliates. As an owner and operator of real estate, MAA considers EBITDAre to be an important measure of performance from core operations because EBITDAre does not include various expense items that are not indicative of operating performance. While MAA’s definition of EBITDAre is in accordance with NAREIT’s definition, it may differ from the methodology utilized by other companies to calculate EBITDAre. EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Funds Available for Distribution (FAD)

FAD is composed of Core FFO less total capital expenditures, excluding development spending, property acquisitions and capital expenditures relating to significant casualty losses that management expects to be reimbursed by insurance proceeds. FAD should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and total capital expenditures.

Funds From Operations (FFO)

FFO represents net income available for MAA common shareholders (calculated in accordance with GAAP) excluding gain or loss on disposition of operating properties and asset impairment, plus depreciation and amortization of real estate assets, net income attributable to noncontrolling interests, and adjustments for joint ventures. Because net income attributable to noncontrolling interests is added back, FFO, when used in this document, represents FFO attributable to the Company. While MAA’s definition of FFO is in accordance with NAREIT’s definition, it may differ from the methodology for calculating FFO utilized by other companies and, accordingly, may not be comparable to such other companies. FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation and amortization of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Assets

Gross Assets represents Total assets plus Accumulated depreciation. MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

NON-GAAP FINANCIAL MEASURES (Continued)

Gross Real Estate Assets

Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation, Cash and cash equivalents and 1031(b) exchange proceeds included in Restricted cash. MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Net Debt

Net Debt represents Unsecured notes payable and Secured notes payable less Cash and cash equivalents and 1031(b) exchange proceeds included in Restricted cash. MAA believes Net Debt is a helpful tool in evaluating its debt position.

Net Operating Income (NOI)

Net Operating Income represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties held during the period, regardless of their status as held for sale. NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes NOI is a helpful tool in evaluating operating performance because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Non-Same Store and Other NOI

Non-Same Store and Other NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties classified within the Non-Same Store and Other Portfolio during the period. Non-Same Store and Other NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes Non-Same Store and Other NOI is a helpful tool in evaluating operating performance because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Same Store NOI

Same Store NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties classified within the Same Store Portfolio during the period. Same Store NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes Same Store NOI is a helpful tool in evaluating operating performance because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit

Average Effective Rent per Unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy

Average Physical Occupancy represents the average of the daily physical occupancy for an applicable period.

Development Communities

Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Communities portfolio.

Lease-up Communities

New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Communities portfolio until stabilized. Communities are considered stabilized when achieving 90% average physical occupancy for 90 days.

Non-Same Store and Other Portfolio

Non-Same Store and Other Portfolio includes recently acquired communities, communities in development or lease-up, communities that have been disposed of or identified for disposition, communities that have experienced a significant casualty loss, stabilized communities that do not meet the requirements defined by the Same Store Portfolio, retail properties and commercial properties.

Resident Turnover

Resident turnover represents resident move outs excluding transfers within the Same Store Portfolio as a percentage of expiring leases on a rolling twelve month basis as of the end of the reported quarter.

Same Store Portfolio

MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions or events warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities are considered stabilized when achieving 90% average physical occupancy for 90 days. Communities that have been approved by MAA’s Board of Directors for disposition are excluded from the Same Store Portfolio. Communities that have experienced a significant casualty loss are also excluded from the Same Store Portfolio.

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com